Exhibit 99.1

PRESS RELEASE
Contact: Martin J. Landon
(210) 255-6494

KINETIC CONCEPTS COMPLETES KEY ASPECTS OF ITS
RECAPITALIZATION

San Antonio, Texas, August 11, 2003 - Kinetic Concepts, Inc. ("KCI") announced today that it has completed key aspects of a recapitalization transaction, including: (1) issuance and sale of $205 million of its Series A 7.375% Senior Subordinated Notes Due 2013 (the "New Notes") pursuant to Rule 144A and Regulation S; (2) entering into a new senior credit facility consisting of a $480 million term loan being funded at closing and an undrawn $100 million revolving credit facility (the "New Senior Credit Facility"); and (3) issuance and sale of $263,794,000 of Series A Convertible Preferred Stock (the "Preferred Stock") in a private placement. Proceeds from the new debt and stock issuances have been or will be used to complete (1) repayment of $209,066,617 under, and the termination of, KCI's existing senior credit facility; (2) mailing a notice of redemption of all of KCI's 9.625% Senior Subordinated Notes Due 2007; and (3) commencing a tender offer to purchase for cash up to $589,763,000 of KCI's outstanding common stock and vested stock options at a purchase price of $17 per share.

KCI also intends to repurchase additional shares of its common stock and vested stock options prior to March 31, 2004, in an aggregate amount equal to the sum of (i) the net after-tax proceeds of the $75.0 million antitrust settlement in connection with KCI's antitrust lawsuit against Hillenbrand Industries, Inc. and Hill-Rom Company, Inc., a wholly-owned subsidiary of Hillenbrand that KCI expects to receive in January 2004, (ii) the estimated tax benefits to KCI related to the refinancing transactions in an amount not to exceed $40.0 million and (iii) the cash received from the exercise, if any, of employee stock options in connection with the tender offers.

The New Notes are obligations of KCI, ranking subordinate in right of payment to all its senior debt. Neither the New Notes nor the Preferred Stock have been registered under the Securities Act of 1933, as amended (the "Act") and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.

Borrowings under the New Senior Credit Facility are secured by a first priority security interest in substantially all of the capital stock or membership interests of all of KCI's subsidiaries that are guarantors under the New Senior Credit Facility and 65% of the capital stock or membership interests of certain of KCI's foreign subsidiaries.

The Preferred Stock is entitled to quarterly dividends, payable in-kind or in cash, subject to certain restrictions under the New Senior Credit Facility, at a rate of 9%, is convertible into common stock at the holder's option at a conversion price of $17.00 per common share, and is entitled to vote together with the common stock. The Preferred Stock will be mandatorily convertible if KCI completes an initial public offering of common stock at a price of $22.00 per share or greater. The Preferred Stock is also subject to an investors' rights agreement which sets forth the terms of the registration rights, right of first offer, "tag-along" rights and "bring-along" rights.

Kinetic Concepts, Inc. is a global medical device company with leadership positions in (i) advanced wound care and (ii) therapeutic surfaces that treat and prevent complications resulting from patient immobility. The Company designs, manufactures, markets and services a wide range of proprietary products that can significantly improve clinical outcomes while reducing the overall costs of patient care by accelerating the healing process or preventing complications. The Company has an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes.

This press release contains "forward-looking statements" that reflect, when made, the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including the Company's ability to consummate the purchase of common stock and vested stock options described above. All statements other than statements of historical facts included in this press release are considered forward-looking statements, including those relating to the consummation of the Company's tender offer to repurchase its stock and the possible additional repurchase of the Company's common stock and vested stock options. The tender offer is subject to certain conditions such as the absence of governmental restrictions and prohibitions, the absence of a general suspension of trading on the New York Stock Exchange and the absence of any significant adverse change in the price of the common stock or options. There can be no assurance that it will be completed on the terms described if at all. Whether the Company launches a second share repurchase is also subject to a number of factors. As a result, there can be no assurance that another repurchase will occur or what the terms of any such repurchase would be. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.